UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2024
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Blackstone Private Credit Fund
(Exact name of Registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	814-01358 (Commission File Number)	84-7071531 (I.R.S. Employer Identification No.)
345 Park Avenue, 31st Floor New York, New York 10154
(Address of principal executive offices and zip code)
(212) 503-2100
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None
Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 3.02 - Unregistered Sale of Equity Securities.
As of August 1, 2024, Blackstone Private Credit Fund (the “Fund”) sold unregistered Class I common shares of beneficial interest (with the final number of shares being determined on August 20, 2024) to feeder vehicles primarily created to hold the Fund’s Class I shares. The offer and sale of these Class I shares was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) and/or Regulation S thereunder (the “Private Offering”). The following table details the shares sold:

Date of Unregistered Sale	Amount of Class I Common Shares	Consideration
As of August 1, 2024 (number of shares finalized on August 20, 2024)	11,986,970	$306,506,820

Item 7.01 - Regulation FD Disclosure.
August 2024 Distributions
On August 20, 2024, the Fund declared regular distributions for each class of its common shares of beneficial interest (the “Shares”) in the amounts per share set forth below:

	Gross Distribution	Shareholder Servicing and/or Distribution Fee	Net Distributions
Class I Common Shares	$0.2200	$0.0000	$0.2200
Class S Common Shares	$0.2200	$0.0181	$0.2019
Class D Common Shares	$0.2200	$0.0053	$0.2147
The distributions for each class of Shares are payable to shareholders of record as of the open of business on August 31, 2024 and will be paid on or about September 27, 2024.
These distributions will be paid in cash or reinvested in shares of the Fund’s Shares for shareholders participating in the Fund’s distribution reinvestment plan.
Recent Blackstone Credit & Insurance Transaction Highlights 1
In July 2024, Blackstone Credit & Insurance served as a lead lender and committed to provide €405 million of a €1.35 billion financing package, which consists of a €1.1 billion unitranche term loan and €250 million delayed draw term loan to support the acquisition of Aareon. Aareon is a leading pan-European provider of vertical Software-as-a-Service enterprise resource planning solutions for the European property industry.
Item 8.01 - Other Events.
Net Asset Value
The net asset value (“NAV”) per share of each class of the Fund as of July 31, 2024, as determined in accordance with the Fund’s valuation policy, is set forth below.

NAV as of July 31, 2024
Class I Common Shares	$25.57
Class S Common Shares	$25.57
Class D Common Shares	$25.57
1 The information provided, including dollar amounts, represents the aggregated investment of all participating Blackstone Credit & Insurance vehicles, including the Fund. The final dollar amount of the Fund’s portion of the investment will be determined and disclosed in the Fund’s future periodic reports.

As of July 31, 2024, the Fund’s aggregate NAV was approximately $35.0 billion, the fair value of its investment portfolio was approximately $58.1 billion, and it had approximately $24.1 billion of debt outstanding (at principal). The average debt-to-equity leverage ratio during July 2024 was approximately 0.66 times. As of July 31, 2024, the Fund had approximately $33.5 billion in committed debt capacity, with 89% in floating rate leverage, of which 67% is secured, and 11% in fixed rate leverage, of which 94% is unsecured, based on drawn amounts.2 The Fund’s leverage sources are in the form of a corporate revolver (10%), asset-based credit facilities (34%), unsecured bonds (40%), and collateralized loan obligation (CLO) notes (16%) based on drawn amounts.
Status of Offering
The Fund is currently publicly offering on a continuous basis up to $45.0 billion in Shares (the “Offering”). Additionally, the Fund has sold unregistered shares as part of the Private Offering. The following table lists the Shares issued and total consideration for both the Offering and the Private Offering as of the date of this filing, reflective of transfers between share classes. The table below does not include Shares sold through the Fund’s distribution reinvestment plan. The Fund intends to continue selling Shares in the Offering and the Private Offering on a monthly basis.

	Common Shares Issued	Total Consideration
Offering:
Class I Common Shares	444,700,292	$11.3	billion
Class S Common Shares	457,812,826	$11.7	billion
Class D Common Shares	20,038,999	$0.5	billion
Private Offering:
Class I Common Shares	616,306,219	$15.7	billion
Class S Common Shares	—	—
Class D Common Shares	—	—
Total Offering and Private Offering*	1,538,858,336	$39.2	billion
*Amounts may not sum due to rounding

2 Certain Notes are classified for the purposes of this filing as floating rate as a result of the Fund entering into interest rate swaps to effectively swap fixed notes payments for floating rate payments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE PRIVATE CREDIT FUND

Date:	August 21, 2024	By:	/s/ Oran Ebel
		Name:	Oran Ebel
		Title:	Chief Legal Officer and Secretary